Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Receives Complete Response Letter from U.S. Food and Drug Administration for the Supplemental New Drug Application for Feraheme® for the Broader IDA Indication

Conference call scheduled for 7:30 a.m. ET today

Waltham, MA (January 22, 2014) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that the U.S. Food and Drug Administration (FDA) has issued a complete response letter for the supplemental new drug application (sNDA) for Feraheme® (ferumoxytol) injection for intravenous (IV) use. The sNDA sought to expand the indication for Feraheme beyond the current chronic kidney disease (CKD) indication to include all adult iron deficiency anemia (IDA) patients who have failed or cannot tolerate oral iron treatment.

A complete response letter is a communication from the FDA that informs companies that an application cannot be approved in its present form. In the letter, the FDA stated that AMAG has not provided sufficient information to permit labeling of Feraheme for safe and effective use for the proposed indication. The FDA indicated that its decision was based on the cumulative ferumoxytol data, including the global phase III IDA program and global post-marketing safety reports. The FDA suggested that AMAG generate additional clinical trial data in the proposed broad IDA patient population with a primary composite safety endpoint of serious hypersensitivity/anaphylaxis, cardiovascular events, and death. Additionally, the FDA proposed potentially evaluating alternative dosing and/or administration of Feraheme. AMAG is assessing the content and recommendations of the letter and plans further discussions with the FDA.

“We continue to believe that approval of the Feraheme sNDA would provide physicians with an important treatment option for patients with IDA, who have failed or could not tolerate oral iron,” said Steve Caffé, M.D., chief development and regulatory officer of AMAG Pharmaceuticals. “In the coming weeks, we intend to work with the FDA to determine the best regulatory path for Feraheme in this broader IDA patient population.”

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 7:30 a.m. ET, during which management will discuss the complete response letter. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 9:30 a.m. ET on January 22, 2014 through midnight February 22, 2014.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 43512081.

The call will be webcast and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 10:30 a.m. ET on January 22, 2014 through midnight February 22, 2014.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

About Feraheme® (ferumoxytol)/Rienso

In the United States, Feraheme (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia (IDA) in adult patients who have failed oral iron therapy. Feraheme received marketing approval from the U.S. Food and Drug Administration (FDA) on June 30, 2009 for the treatment of IDA in adult chronic kidney disease patients and was commercially launched by AMAG in the U.S. shortly thereafter.

Ferumoxytol is protected in the U.S. by five issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book. These patents are set to expire in 2020; a request for patent term extension has been filed, which, if granted, may extend the patent term to 2023 for one of the patents.

Ferumoxytol received marketing approval in Canada in December 2011, where it is marketed by Takeda as Feraheme, and in the European Union in June 2012 and Switzerland in August 2012, where it is marketed by Takeda as Rienso.

Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme. Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration. Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic-type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience.  In clinical studies conducted as part of the CKD development program, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience of Feraheme. In clinical studies conducted as part of the CKD development program,

hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection.

Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme.

As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

In clinical trials of patients with IDA and CKD, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients (reported in > 2% of patients) were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In these trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

For additional U.S. product information, including full prescribing information, please visit www.feraheme.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: the company’s interactions with the FDA and the best regulatory path for Feraheme in the broader IDA indication, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding the likelihood and timing of potential approval of AMAG’s sNDA for Feraheme in the U.S. in the broader IDA indication, (2) the possibility that following FDA review of post-marketing safety data, including reports of serious anaphylaxis, cardiovascular events, and death, the FDA will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current CKD indication for Feraheme, (3) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, as a result of limitations, restrictions or warnings in Feraheme’s/Rienso’s current or future label that put Feraheme/Rienso at a competitive disadvantage, (4) uncertainties regarding the Takeda’s ability to obtain regulatory approval for Feraheme in Canada, and Rienso in the EU, in the broader IDA patient population, (5) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso and in turn affect sales, or the company’s ability to market the product both in the US and outside of the US, including the EU, (6) uncertainties regarding the manufacture of Feraheme/Rienso, (7) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (8) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, and (9) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2013 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.  MuGard® is a registered trademark of Access Pharmaceuticals, Inc.

Rienso is a trademark of Takeda Pharmaceutical Company Limited.

Source: AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. Contact:  Amy Sullivan, 617-498-3303